CUSIP NO. G2107X108                             PAGE 8 OF 9 PAGES


                    EXHIBIT 2 TO SCHEDULE 13G


                    SECRETARY'S CERTIFICATE



          I, Charlene R. Herzer, a duly elected and acting

Assistant Secretary of Morgan Stanley Group Inc., a corporation organized and existing under the laws of the State of Delaware

(the "Corporation"), certify that the following resolutions were duly and validly adopted by a Consent in Lieu of a  Meeting of the Executive Committee of the Board of Directors of the

Corporation dated as of October 19, 1995 and that such

resolutions are in full force and effect on the date hereof:

          RESOLVED, that the resolutions adopted on September 8, 1993 and April 17, 1995 relating to signatories to certain reports to be filed with the Securities and Exchange Commission (the "SEC") are superseded in their entirety by these resolutions and Stuart J. M. Breslow, Robert G. Koppenol and Edward J.
     Johnsen are severally authorized and directed to sign on behalf of the Corporation any reports to be filed under Section 13 and Section 16 of the Securities
     Exchange Act of 1934, as amended, and the rules and regulations thereunder, with the Securities and Exchange Commission, such authorizations to cease automatically upon termination of employment with any affiliate of the Corporation; and

          RESOLVED FURTHER, that all actions heretofore taken by Stuart J. M. Breslow, Robert G. Koppenol and
     Edward J. Johnsen that are within the authority conferred by the foregoing resolution are approved, ratified and confirmed in all respects.

          RESOLVED, that any and all actions to be taken, caused to be taken or heretofore taken by any officer of the Corporation in executing any and all documents, agreements and instruments and in taking any and all steps (including the payment of all expenses) deemed by such officer as necessary or desirable to carry out the intents and purposes of the foregoing resolutions are authorized, ratified and confirmed.

          IN WITNESS WHEREOF, I have hereunto set my name and

affixed the seal of the Corporation as of the 20th day of

October, 1995.


                                   /s/ Charlene R. Herzer
                                   -----------------------------
                                   Charlene R. Herzer
                                   Assistant Secretary

[SEAL]

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